Exhibit 4.1

DESCRIPTION OF SECURITIES

As of March 6, 2020, Hallador Energy Company (the “Corporation”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, which is common stock, as contained in Item 4.”Description of Securities”  in Form S-8 Registration Statement (File No. 333-163431) filed with the Securities and Exchange Commission on December 1, 2009, and incorporated herein by reference.

The following is a description of the rights of our authorized stock and related provisions of our Second Restated Articles of Incorporation and Bylaws, as amended (collectively, our “Organizational Documents”). This description is qualified in its entirety by, and should be read in conjunction with, our Organizational Documents.

Authorized Stock

We have a total of 110,000,000 shares authorized for issuance, which consists of 100,000,000 shares of common stock, par value $0.01, and 10,000,000 shares of preferred stock, par value $0.10.  The common and preferred stock are fully paid and nonassessable.

Description of Common Stock

Voting - Each shareholder of record shall have one vote for each share of common stock standing in his name on the books of the Corporation and entitled to vote.  Cumulative voting shall not be allowed in the election of directors or for any other purpose.

At all meetings of shareholders, one-third of the shares entitled to vote at such meeting represented in person or by proxy shall constitute a quorum, and at any meeting at which a quorum is present, the affirmative vote of a majority of the shares represented at such meeting and entitled to vote on the subject matters shall be the act of the shareholders; except that the following actions shall require the affirmative vote or concurrence of the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon:  (1) adopting an amendment or amendments to these Articles, (2) lending money to, guaranteeing the obligations of or otherwise assisting any of the directors of the Corporation, (3) authorizing the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation, with or without its goodwill, not in the usual and regular course of business, (4) approving a plan of merger or consolidation, (5) adopting a resolution submitted by the Board of Directors to dissolve the Corporation, and (6) adopting a resolution submitted by the Board of Directors to revoke voluntary dissolution proceedings.

Shareholder Consent to Action - Any action required or permitted under Colorado law to be taken by the shareholders may be taken by the shareholders without a meeting as evidenced by the written consent of the shareholders holding at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon, unless a greater percentage is required by Colorado law or these Articles.

Transfer Agent and Registrar - The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing - Our common stock is listed on The Nasdaq Capital Market under the symbol “HNRG”.

Preferred Stock Description

Preferred stock may be issued in one or more series or classes with designations, preferences, limitations and relative rights determined by our board of directors without any vote or action by our shareholders,  subject to limitations prescribed by Colorado law and the provisions of our Organizational Documents.

Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside of our Organizational Documents or of any amendment hereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by these provisions, provided that such facts and the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock are clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

Dividend Rights

Common and preferred stock are entitled to dividends if declared by our board of directors out of legally available funds.

Payments upon Partial Liquidation

The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of either stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

No Preemptive or Preferential Rights

No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (1) any unissued or treasury shares of any class of stock, whether now or hereafter authorized, of the Corporation, (2) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (3) any warrant or option for the purchase of, any of the foregoing securities, or (4) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.